CERTIFICATE OF AMENDMENT OF
                          ARTICLES OF INCORPORATION OF
                             THE ADSONLY GROUP, INC.


Michael Hinshaw and Henry Corona certify that:


1.  They  are  the  chief   executive   officer  and  the   secretary-treasurer,
respectively, of THE ADSONLY GROUP, INC., a California corporation.

2. Article I of the Articles of Incorporation of this corporation is amended to read as follows: I. The name of this corporation is ResourceNet Communications, Inc.

3.The foregoing amendment of the Articles of Incorporation has been duly approved by the board of the directors of the corporation.

4. The foregoing amendment and restatement of articles of incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the Corporations Code. The total number of outstanding shares of the corporation is 1,482,256. The favorable vote of a majority of such shares is required to approve the amendment, and the number of such shares voting in favor of the amendment equaled or exceeded the required vote.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

DATE:             April 15, 1997



/S / Michael Hinshaw                                       /S/ Henry Corona
MICHAEL HINSHAW                                            HENRY CORONA
Chief Executive Officer                                    Secretary-Treasurer


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